Exhibit 99.1

www.angieslist.com

Angie’s List Names Thomas R. Fox Chief Financial Officer

INDIANAPOLIS – August 21, 2013 – Angie’s List (NASDAQ: ANGI) announces that Thomas R. Fox will join the company as Chief Financial Officer.

Prior to Angie’s List, Mr. Fox served as Senior Director, Business Planning and Operations for Nokia. Mr. Fox came to Nokia through its acquisition of NAVTEQ. Mr. Fox was a 10 year member of NAVTEQ’s leadership team serving in various roles including financial planning and analysis, investor relations and product management. Prior to NAVTEQ, Mr. Fox served in investment banking and asset management roles. Mr. Fox will assume his responsibilities at Angie’s List effective September 24th.

“We are pleased to have attracted a financial professional of Tom’s caliber to become our new CFO, and we welcome him to our senior leadership team. Tom has a unique combination of finance, operations, and capital markets experience, and a proven track record of partnering with leadership teams to deliver strong performance. This makes him an ideal fit for Angie’s List as we continue our rapid growth,” said Angie’s List CEO, Bill Oesterle.

“I am excited to become part of the Angie’s List team and join them in their commitment to incredible local service experiences for members and service providers,” said Tom Fox. “I look forward to leveraging my experience in financial leadership with high growth companies and contributing to the company’s rapid growth as we continue to build Angie’s List into the world’s most trusted marketplace for local services.”

Angie’s List helps consumers find the best local service providers in more than 240 cities across the U.S. using a highly reliable, subscription, business model that lets members learn about how companies perform based on the prior experiences of their neighbors.

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Angie’s List helps consumers have happy transactions with local service professionals in more than 720 categories of service, ranging from home improvement to health care. More than 2 million subscribers across the U.S. share their consumer experiences and use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, the Angie’s List complaint resolution service and information about how to make the most of their home improvement projects.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Angie’s List’s expectations with respect to its executive leadership team and growth opportunities. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Angie’s List from those projected. These and other risk factors are discussed in Angie’s List’s Form 10-Q for the quarter ended June 30, 2013, and other filings that Angie’s List makes with the SEC from time to time.

Contact:
Angie’s List	Angie’s List
Tom Ward	Cheryl Reed
Investor Relations	Public Relations
317-808-4527	317-396-9134
tomw@angieslist.com	cherylr@angieslist.com